EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Troika Design Group Inc.	California

Troika Services Inc.	New York

Troika-Mission Worldwide, Inc.	New York

(f/k/a Troika Analytics Inc.)	-

Troika Productions, LLC	California

Troika-Mission Holdings, Inc.	New York

MissionCulture LLC	Delaware

Mission-Media Holdings Limited	England and Wales

Mission Media USA, Inc.	New York

SignalShare Infrastructure, Inc.	Nevada (Non-Operating)

Signal Point Holdings Corp.	Delaware (Non-Operating)

Digital Media Acquisition Group Corp.	Delaware (Non-Operating)

SignalShare, LLC.	Delaware (Non-Operating Ch. 7)